December 31, 2025

Qing Zuraw

[***]

Re: Terms of Separation from VOR Biopharma Inc.

Dear Qing:

As we have agreed, you will separate from employment with VOR Biopharma Inc. (“VOR” or “Company”) effective December 31, 2025 (your "Separation Date"). This Separation Agreement contains our agreement regarding the finalization of your work, your separation and your agreement to certain matters important to Company, including a general release of claims (the “Separation Agreement” or “Agreement”).

1.
Final Wages: On or before your Separation Date, payment of your final wages will be made and is not contingent upon your signing this Separation Agreement. Because the Company has an unlimited PTO policy, you have no accrued and unused PTO.

2.
Consulting Arrangement After Separation Date: The parties anticipate entering a consulting arrangement whereby you will provide consulting services, for an agreed upon hourly fee, during Q1 2026. Said arrangement is subject to the parties entering a separate mutually agreeable consulting contract that will address the hourly fee, the expected time commitment, and identify specific individual(s) in the Company with whom you will be expected to interract. Services provided under any such consulting agreement will not constitute “continuous service” for purposes of your stock options and RSUs. You acknowledge that all of your stock options and RSUs will be forfeited because you are separating from employment before your one-year anniversary/initial vesting date.

3.
Separation Benefits: If you execute and do not revoke this Separation Agreement you remain employed hereunder through the Separation Date, and you comply with the terms of this Separation Agreement, then:
a.
The Company will pay you separation pay (“Separation Pay”) in the amount of $565,000.00 (equivalent to twelve months of pay), less income taxes and other appropriate withholdings, consistent with the terms of this Separation Agreement.

December 31, 2025

Your Separation Pay will be due and payable in installments on what would have been your regular pay dates as if you had remained an active VOR employee during the Separation Pay period. Those installments will begin by the second regular pay date following your Separation Date.
b.
Although you will not be employed through the date such bonuses are paid, the Company will pay you an amount of $115,724 (less income taxes and other appropriate withholdings) which is equivalent to your 2025 Annual Discretionary Bonus calculated at Target Bonus level on a pro-rated basis based on the percentage of 2025 that you worked. Said payment will be made at the same time as the first installment of the Separation Pay.
c.
If you timely elect continued coverage under COBRA (as discussed in Section 5 below), then the Company shall pay the COBRA premiums (“COBRA Support”) necessary to continue your and your covered dependents’ health insurance coverage until the earliest of: (i) the termination of the Separation Pay; (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason.
d.
You will be entitled to retain the first half ($100,000.00) of the Signing Bonus you received pursuant to your Employment Agreement, dated July 17, 2025 (“Employment Agreement”); and the Company will not excersise any claim or right it has to seek the return/clawback of the Signing Bonus. (Collectively, the Separation Pay, the 2025 Annual Discretionary Bonus equivalent, retention of the Signing Bonus, and the COBRA Support shall be referred to as the “Separation Benefits”). Provided further, you acknowledge and agree that you will not be receiving the second half of the Signing Bonus because you are separating employment prior to the 24-month anniversary of your start date.
e.
The amounts payable and benefits provided under this Separation Agreement are intended either to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986 (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject you to payment of any interest, penalties or additional tax imposed under Code Section 409A. For the avoidance of doubt, each biweekly payment is considered a separate payment for purposes of Code Section 409A. Anything to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a "specified employee" within the meaning of the Code, then to the extent any payment or benefit that you become entitled to receive under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the

December 31, 2025

earlier of (i) six months and one day after your separation from service, or (ii) your death. If any such delayed cash payment is payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

4.
Non-Compete:
a.
In exchange for the Separation Benefits, you agree that during the twelve-month period (the “Non-Compete Period”) commencing on the Separation Date, you will not become employed by, associated with or render services to any Competing Organization in connection with any Competing Product, in the United States or in any other country where VOR does business or was planning to do business as of your Separation Date. A “Competing Organization” is defined as persons, organizations, or any other entity, including yourself, engaged in, or about to become engaged in, research or development, production, distribution, marketing, providing or selling of a Competing Product. A “Competing Product” shall mean products, processes, or services of any person, organization, or entity other than VOR, in existence or under development, which are substantially similar to, may be substituted for, or applied to substantially similar end use as the product candidates, processes or services with which you worked on in any capacity, at any time during your employment with VOR, including VOR’s programs in Myasthenia Gravis, Sjogren’s disease, and Systemic Lupus Erythematosus.
b.
You acknowledge and agree that VOR’s legitimate business interests (including, the Company’s interest in good will and confidential information) protected by this provision and Sections 8-11 below are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach or threatened breach of these provisions by you would cause VOR irreparable harm and that money damages would not be an adequate remedy. You agree that VOR shall be entitled to equitable relief, including, without limitation, an injunction or injunctions (without the requirement of posting a bond, other security or any similar requirement or proving any actual damages), to prevent breaches or threatened breaches these provisions by you or any of your representatives and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which VOR may be entitled at law or in equity

5.
Benefits Continuation (COBRA): If you would like to continue your group health coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended

December 31, 2025

(“COBRA”), you must elect the coverage in a timely fashion following your Separation Date. The Company will provide you information about your option to elect continuing coverage under COBRA on or shortly after your Separation Date. If you do not make a timely COBRA election, your group health coverage will not continue after the last day of the month containing your Separation Date. Your rights under COBRA are not contingent upon your signing this Separation Agreement.

6.
Release:

a.
In exchange for the Separation Benefits, you (including your heirs, dependents, executors, administrators, trustees, legal representatives, and assigns), to the fullest extent permitted by law, hereby release the Company, its successors and assigns, and its shareholders, investors, partners, officers, directors, employees, agents, and employee benefit plans and the trustees, fiduciaries and administrators of such plans (collectively referred to as the “Releasees”), from any and all claims, charges, damages and liabilities, known or unknown, that exist or have existed up to and including the date you sign this Separation Agreement, including but not limited to wrongful discharge claims, breach of contract claims, claimed violations of fair employment practices, anti-discrimination, or civil rights laws (including but not limited to any claims of discrimination on the basis of race, sex, pregnancy, age, religion, national origin, sexual orientation or sexual preference, gender identity, handicap, disability, veteran status or any other protected classification); claims under the Americans with Disabilities Act (“ADA”); claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Equal Pay Act; claims under the Age Discrimination in Employment Act, as amended (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”); retaliation claims, including any form of whistleblower retaliation claim; claims under the Family and Medical Leave Act (“FMLA”), the Uniformed Services Employment and Reemployment Rights Act, or any other federal or state law concerning leaves of absence; claims under the Worker Adjustment and Retraining Notification (“WARN”) Act or the plant closing laws of any state; direct and derivative claims under the Employee Retirement Income Security Act (“ERISA”) (other than claims against an employee benefit plan seeking payment of a vested benefit under the terms of that plan); the laws in each state and locality in which you worked at any time while employed by the Company or in which the Company operates; shareholder or shareholder derivative claims; all claims arising under the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Payment of Wages Act, Mass. Gen. Laws ch. 149, § 1 et seq.,

December 31, 2025

the Massachusetts Right of Privacy Law, Mass. Gen. Laws ch. 214, § 1B, the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, and the Massachusetts Paid Family and Medical Leave Law, Mass. Gen. Laws ch.175M, § 1 et seq., all as amended; all claims arising under the Pennsylvania Human Relations Act, 43 Pa. Cons. Stat. §§ 951 et seq.; Pennsylvania Equal Pay Law, as amended, 43 Pa. Cons. Stat. §§ 336.1 et seq.; Pennsylvania Whistleblower Law, 43 Pa. Cons. Stat. §§ 1422 et seq.; Pennsylvania Jury Duty Leave Law, 42 Pa. Cons. Stat. §§ 4563 et seq.; City of Philadelphia Fair Practices Code, Philadelphia, Pa. Code § 9-1103, all as amended; claims under your Employment Agreement, as amended; privacy claims; defamation claims; tort claims; negligence claims (including negligent hiring or negligent retention); statutory claims; constitutional claims; claims for wages, overtime pay, bonuses, incentive compensation, equity in the Company, shares payments or appraisal rights, phantom shares payments, or any other compensation or benefits, including all rights and claims under the Massachusetts Wage Act (M.G.L. c. 149 § 148); and claims for compensatory or punitive damages or attorney’s fees; and any other federal, state, or local statutes, common law, or regulation, including any and all amendments to the foregoing. By signing this Separation Agreement, you affirm that you have been fully compensated for any and all earned wages or other compensation and no additional wages are due to you through the effective date of this Separation Agreement and you have been provided all leave that you were eligible for and entitled to under the Company’s policies and applicable law. As of the date you sign this Separation Agreement, you represent that you have no pending claims of any sort against any of the Releasees.
b.
Nothing in this Separation Agreement shall prohibit you from making or asserting: (i) any claim or right you may have for unemployment or workers’ compensation benefits, (ii) any medical claim incurred during your employment that is payable under applicable medical plans, (iii) any claim or right that may arise after the execution of this Separation Agreement, (iv) any claim or right you may have under this Separation Agreement, or (v) any claim you may have to defense or indemnification for actions taken by you during and within the scope of your employment under the Company’s insurance policies, by-laws or organizing documents.
c.
You may take up to twenty-two days to consider, sign and return this Separation Agreement and are expressly advised to consult with an attorney regarding this Separation Agreement, including its release of claims. You acknowledge that this waiver and release does not apply to any rights or claims that may arise under the ADEA after you execute this Agreement. You also acknowledge that the consideration given for this waiver and release is in

December 31, 2025

addition to anything of value to which you were already entitled without entering this Separation Agreement. Changes to the offer contained in this Separation Agreement, whether material or immaterial, will not restart the twenty-two calendar day consideration period. After you have signed this Separation Agreement, you have seven days to reconsider the matter and, if you wish, to revoke your acceptance of this Separation Agreement. Any revocation must be in writing addressed to Adi Osovsky, General Counsel, by email to [***]. You should not sign this Separation Agreement prior to your Separation Date.
d.
Notwithstanding any other provision of this Separation Agreement, (1) you are not waiving any rights you may have under Section 7 of the National Labor Relations Act to file an unfair labor practice charge or a petition with the National Labor Relations Board, (2) you are not waiving the right to file an administrative charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or other federal, state, or local administrative agency, and/or to participate in an investigation or proceeding conducted by the EEOC or other federal, state, or local administrative agency. Provided however, except as otherwise prohibited by law (e.g., pursuant to Section 21F of the Securities Exchange Act and its corresponding regulations), you waive your right to individual relief or monetary recovery based on a charge or complaint filed with an agency or a Governmental Authority (as defined in Section 7 below).
7.
Permitted Conduct: Nothing in this Separation Agreement shall prohibit or restrict you (or your attorney) from (a) communicating directly with, cooperating with, providing or causing to be provided information lawfully obtained to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) or self-regulatory organization (collectively, “Governmental Authorities”) regarding a possible violation of any law, rule, or regulation; (b) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities, including an inquiry about the existence of this Separation Agreement or its underlying facts or circumstances; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures which are permitted under the whistleblower provisions of any applicable law, rule, or regulation. Additionally, pursuant to the Federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you or reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such

December 31, 2025

filing is made under seal. Nor does this Separation Agreement require you to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that you have engaged in any such conduct.

8.
Confidentiality Information and Inventions:

a.
During the course of your employment by the Company, you have become aware of information related to the business of the Company that is secret and confidential. Confidential information consists of all information pertaining to Company’s business that is not generally known to the public or to competitors who could profit from its use or disclosure to them. It includes but is not limited to (1) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (2) marketing information, including strategies, methods, customer or business partner identities or other information about customers, business partners, prospect identities or other information about prospects, or market analyses or projections; (3) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (4) operational information, including plans, specifications, manuals, forms, templates, and (5) technological information, including software, testing data and strategies, research and development strategies, designs, methods, procedures, formulae, software in source or object code form, data, programs, other works of authorship, reports, discoveries, inventions, improvements, concepts, ideas, know-how, trade secrets and information relating to compounds, biological materials, cell lines, assay components, formulations, products; and (6) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents.
b.
All Confidential Information that has been imparted to you is in a relationship of confidence. You will not retain, copy, reproduce, use, disclose, or discuss in any manner, in whole or in part, any Confidential Information regardless of format or whether committed, in whole or in part, to memory.
c.
You acknowledge and agree that you shall continue to comply with the terms of your Employee Confidentiality, Assignment and Non-Solicitation Agreement (“Confidentiality Agreement”) after your Separation Date. To the extent there is any conflict between the terms of the Confidentiality Agreement and this Separation Agreement, the terms of this Separation Agreement shall be controlling.
9.
Non-Disparagement: Subject to the above provision regarding Permitted Conduct, you will not make any statements that disparage the Company’s products, services, research, scientific or business plans, or any of its employees or agents. The Company will instruct its executive team not make any statements to third parties that disparage your professional

December 31, 2025

accomplishments, or your business or scientific reputation. Nothing in this Section prohibits the parties from providing truthful information as required by law or legal process. The parties agree to characterize your departure to internal and external audiences as a decision by you to pursue other opportunities.
10.
Confidentiality of Agreement: Subject to the provision concerning Permitted Conduct, you will keep the existence and terms of this Separation Agreement in the strictest confidence and not reveal this Separation Agreement to any person other than your lawyer, your spouse, your tax advisor, or as required by law. You may disclose the existence and terms of this Separation Agreement to your lawyer, your spouse, your tax advisor or your outplacement counselor, only if they agree, prior to the disclosure, not to reveal this information to anyone, either directly or by implication. You may also disclose Sections 4 and 8 above to any prospective employers following the Separation Date. The Company will agree to disclose the existence and terms of this agreement only pursuant to lawful process or as required by law or to those individuals whom the Company reasonably concludes have a business reason or need to know.
11.
Property: You will return to the Company on or before your Separation Date all of the Company’s property and materials in your possession, including but not limited to your computer, electronic or other equipment, building or equipment keys and all proprietary and confidential material. Further, to the extent that you made use of your own personal computing devices (e.g., personal digital assistant, tablet, laptop, thumb drives, etc.) during your employment with the Company, subject to any applicable litigation hold directive that you have received and that remains in effect, you agree to permanently delete all property and information of the Company from such personal computing devices.

This Separation Agreement is a binding legal document, and your signature below will commit you to all of its terms. The Company and the Releasees neither believe nor admit that they have acted unlawfully toward you.

If any provision of this Separation Agreement is found to be invalid or unenforceable, then the remaining provisions and any remainder of the provision held invalid will be unaffected and will continue to be enforceable. If the Release provision of this Separation Agreement is found to be invalid or unenforceable, then this entire Separation Agreement will be void.

This Separation Agreement is governed in accordance with the laws of Massachusetts. The state or federal courts sitting in Massachusetts shall be the exclusive forum for resolution of any disputes arising out of or relating to this Separation Agreement.

This Separation Agreement constitutes the entire agreement between you and the Company with the exception of your ongoing obligations to the Company pursuant to the Confidentiality Agreement. This Separation Agreement may be modified only by a written agreement signed by you and by an authorized VOR representative. By signing this Separation Agreement, you are not relying on any oral promises or representations by the Company.

December 31, 2025

Sincerely,

/s/ Jean-Paul Kress

Name: Jean-Paul Kress

Company Title: CEO and Chairman

Date: December 31, 2025

The foregoing is accepted and agreed to by Qing Zuraw.

/s/ Qing Zuraw ________________________

Qing Zuraw December 31, 2025